Exhibit 99.2

CardioNet Appoints Matthew Margolies

Senior Vice President of Sales

Former VIASYS Executive Brings Strong Sales Management Track Record and

Cardiology Background

CONSHOHOCKEN, PA – (BUSINESS WIRE) - January 13, 2009 - CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today announced the appointment of Matthew Margolies as Senior Vice President of Sales reporting directly to Arie Cohen, President and CEO.  He replaces Manny Gerolamo who has left the Company to pursue other interests.

Mr. Margolies brings over 20 years of experience as a sales and marketing executive in the medical device and products industry with extensive experience in the cardio-pulmonary, cardiology and cardiac imaging areas.  He joins the Company from Cardinal Health, where he was most recently the Vice President - Sales for the Respiratory Care division.  Prior to Cardinal Health Mr. Margolies held several management positions at VIASYS Healthcare, which he joined in 2004 and was acquired by Cardinal Health in 2007.  Before VIASYS he held executive sales and marketing positions at Covidien Health’s Mallinckrodt Imaging Division from 1990 to 2004.

Arie Cohen commented: “I want to personally welcome Matt Margolies to this key position on the CardioNet executive management team.  I have worked closely with Matt at VIASYS and believe he has the strong leadership skills and sales and marketing expertise to drive CardioNet to its next stage of growth.  He will be instrumental in expanding the adoption of our CardioNet System to increase our 6% market share in the $2 billion cardiac arrhythmia monitoring market.”

About CardioNet, Inc.

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as the CardioNet System.  More information can be found at http://www.cardionet.com.

Contact:

CardioNet, Inc.

Marty Galvan

Investor Relations

800-908-7103

investorrelations@cardionet.com